EXHIBIT 5.1

701 Fifth Avenue Suite 2800 Seattle, WA 98104 206.587.5700 206.587.5710 (fax) www.fifthavenue-law.com

Gentlemen:

July 3, 2013

Visualant, Inc.
500 Union Street, Suite 420
Seattle, WA 98101

RE:           Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Visualant, Inc. (the “Company”) in connection with the Registration Statement on Form S-1, File No. _____________, filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 3, 2013 (the “Registration Statement”) covering: (a) 52,300,000 shares of common stock issued to Special Situations Technology Funds, L.P. and forty other accredited investors (collectively, the “Investors”) pursuant to a private placement undertaken by the Company, which offering closed on June 14, 2013; and (b) 18,000,000 shares of common stock issuable upon exercise of a portion of the five year warrants to purchase shares of common stock at $0.15 per share (the “Series A Warrants”), which were issued as part of the aforesaid private placement.  All 70,300,000 of the aforesaid shares of common stock (collectively, the “Shares”) are being registered in connection with the proposed sale of the Shares by the Investors (the “Selling Stockholders”) listed in the Registration Statement.

In connection with this opinion, we have assumed that the Shares that are issuable upon exercise of the Series A Warrants will be issued in the manner described in the Registration Statement and the prospectus relating thereto.

In connection with this opinion we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and issuance of the Shares, the Company’s Amended and Restated Articles of Incorporation dated September 3, 2002 as filed with the Nevada Secretary of State on September 13, 2002, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary as a basis for this opinion.

Based upon the foregoing, we are of the opinion that:

(a)           The 52,300,000 Shares issued to the Investors in the private placement are duly authorized, validly issued, fully paid and nonassessable; and

(b)           The remaining 18,000,000 Shares that may be issued upon exercise of the Company’s Series A Warrants granted to the Investors, when issued in accordance with the terms and conditions of the Series A Warrants, will be legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement filed with the Commission in connection with the registration of the Shares and to the reference to our firm in the Registration Statement.

Very truly yours,

Fifth Avenue Law Group, Pllc

By:	/s/ James F. Biagi, Jr.
James F. Biagi, Jr.